Exhibit 2
Joint Filing Agreement
     Pursuant to Rule 13d-1(k) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agree that Amendment No. 3 to the Statement on Schedule 13D to which this Exhibit 2 is attached, and any subsequent amendments thereto, are filed on behalf of each of them.

Date: October 26, 2009	KEVORK S. HOVNANIAN FAMILY LIMITED PARTNERSHIP
/s/ Peter S. Reinhart
	Name:	Peter S. Reinhart
	Title:	Managing General Partner

Date: October 26, 2009	/s/ Peter S. Reinhart
	Name:	Peter S. Reinhart
	Title:	Trustee of the Sirwart Hovnanian 1994 Marital Trust